Exhibit 10.10

Execution Version

EMPLOYEE TRANSITION AND ADMINISTRATIVE SERVICES AGREEMENT

THIS EMPLOYEE TRANSITION AND ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), dated as of August 31, 2012, is made by and between (i) Sears Holdings Management Corporation on behalf of itself and its Affiliates (“SHMC” or the “Service Provider”); and (ii) Sears Hometown and Outlet Stores, Inc. (“SHO”), Sears Authorized Hometown Stores, LLC (“Hometown”), and Sears Outlet Stores, L.L.C. (“Outlet” and together with SHO and Hometown, collectively the “SHO Group”).

RECITALS

WHEREAS, Service Provider is a wholly owned subsidiary of Sears Holdings Corporation (“SHLD”), and SHLD has determined that it would be appropriate, desirable and in the best interests of SHLD and the shareholders of SHLD to separate the SHO Business from SHLD; and

WHEREAS, SHLD and SHO have entered into the Separation Agreement, dated August 8, 2012 (the “Separation Agreement”), pursuant to which SHLD intends to distribute to its stockholders its entire interest in the SHO Business by way of a Rights Offering; and

WHEREAS, after the Rights Offering, it is contemplated by the parties that certain employees working for the SHO Business will be transferred to the SHO Group, and Service Provider will provide certain administrative services to the SHO Group for a certain period of time, all on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and mutual covenants and agreements contained herein and in the Separation Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Capitalized Terms. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

1.2 Certain Defined Terms. For the purposes of this Agreement:

“Affiliate” means (solely for purposes of this Agreement and for no other purpose) (i) with respect to SHO, its Subsidiaries, and (ii) with respect to the Service Provider, SHLD and the subsidiaries of SHLD (other than Sears Canada, Inc.).

“Benefit Plan“ means, with respect to an entity, each plan, program, policy, agreement, arrangement or understanding that is a deferred compensation, executive compensation, incentive bonus or other bonus, pension, profit sharing, savings, retirement, severance pay, salary continuation, life, death benefit, health, hospitalization, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by such entity or to which such entity is a party or under which such entity has any obligation; provided that no SHLD Restricted Stock Award, nor any plan under which any such SHLD Restricted Stock Award is granted, shall constitute a “Benefit Plan” under this Agreement. In addition, no Employment Agreement shall constitute a Benefit Plan for purposes hereof.

“Benefits Transition Period” has the meaning set forth in Section 3.4 (f).

“Cash Retention Award” or “Other Cash Retention Award” has the meaning set forth in Section 3.6.

“COBRA“ means continuation of group health coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and regulations promulgated thereunder.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and regulations promulgated thereunder.

“Continuing Plans” has the meaning set forth in Section 3.4(f).

“Employment Agreement“ means any individual employment, retention, incentive bonus, severance or other individual compensatory agreement between any employee and a member of the SHLD Group or the SHO Group.

“ERISA“ means the Employee Retirement Income Security Act of 1974, as amended and regulations promulgated thereunder.

“Party” means (a) SHO, Hometown, and Outlet, on the one hand, and (b) SHMC, on the other hand.

“Person” is defined in the Separation Agreement, but for convenience is duplicated here, provided that the definition in the Separation Agreement controls. Person means any individual, partnership, firm, corporation, limited liability company, association, trust, joint venture, unincorporated organization, other entity or Governmental Authority, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Payee“ means, as to an individual who participates in a Benefit Plan, such individual’s dependents, beneficiaries, alternate payees and alternate recipients, as applicable under such Benefit Plan.

“Separation Agreement” is defined in the Recitals hereof.

“SHLD Benefit Plan“ means, as of the Rights Closing Effective Time, any Benefit Plan sponsored, maintained or made available by any member of the SHLD Group. SHLD Benefit Plan shall also mean any multi-employer plan (as defined in Section 3(37) of

ERISA) to which any member of the SHLD Group contributes for the benefit of its employees. For the avoidance of doubt, no member of the SHLD Group shall be deemed to sponsor or maintain any Benefit Plan if its relationship to such Benefit Plan is solely to administer such Benefit Plan or provide to SHO any reimbursement in respect of such Benefit Plan. The SHLD Benefit Plans (excluding any multi-employer plans) shall be those Benefit Plans sponsored, maintained or made available solely by one or more members of the SHLD Group following the Rights Closing Effective Time. SHLD Benefit Plans shall not include the SHO AIP and the SHO LTIP upon the assignment and assumption of such plans by SHO as of the Rights Closing Effective Time.

“SHLD Common Stock” means the common stock of SHLD, par value $0.01 per share.

“SHLD DC Plan” means each of the following qualified defined contribution plans: the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, and the Sears Holdings Puerto Rico Savings Plan.

“SHLD” means Sears Holdings Corporation.

“SHLD Employment Agreement“ means all Employment Agreements to which any member of the SHLD Group is a party and to which no member of the SHO Group is a party or beneficiary as of the Rights Closing Effective Time. SHLD Employment Agreements shall not include any Employment Agreement originally between a member of the SHLD Group and a SHO Employee that is assigned to and assumed by the SHO Group as of the Rights Closing Effective Time, in accordance with Section 3.3(d) below. The SHLD Employment Agreements shall be the responsibility of one or more members of the SHLD Group following the Rights Closing Effective Time.

“SHLD Group“ is defined in the Separation Agreement, but for convenience is duplicated here, provided that the definition in the Separation Agreement controls. SHLD Group means, collectively, SHLD and all of its Subsidiaries other than members of the SHO Group.

“SHLD Restricted Stock Award” has the meaning set forth in Section 3.6.

“SHLD Severance Plan” has the meaning set forth in Section 3.4(e).

“SHLD Pension Plan” has the meaning set forth in Section 3.4(b)(i).

“SHLD SRIP” has the meaning set forth in Section 3.4(b)(ii).

“SHLD Welfare Plan“ means each SHLD Benefit Plan that is a Welfare Plan.

“SHO AIP” has the meaning set forth in Section 3.5.

“SHO Benefit Plan“ means any Benefit Plan sponsored, maintained or made available by any member of the SHO Group, and any Benefit Plan made available to SHO Employees by a designee at the direction of SHO. During the applicable Benefits Transition

Period, the Continuing Plans shall be deemed SHO Benefit Plans, which are made available by SHO to eligible SHO Employees. No member of the SHLD Group shall be deemed to sponsor or maintain any SHO Benefit Plan if its relationship to such Benefit Plan is solely to administer such Benefit Plan or provide to SHO or any SHO Employee (or Plan Payee) any reimbursement in respect of such Benefit Plan. In addition, SHLD is not responsible for any federal or state liability that SHO, the SHO Benefit Plan, or SHO’s designee may incur due to the relationship between SHO and the designee, or the structure of the SHO Benefit Plan.

“SHO Employee” is defined in Section 3.1.

“SHO Employee Liabilities” means all potential or actual employment-related, employee benefits-related, or other Liabilities, whether arising on or after the Rights Closing Effective Time, with respect to: (a) SHO Employees (and their respective Plan Payees); (b) any other individuals asserting rights or obligations stemming from their services to or in connection with the SHO Group or the SHO Business; (c) SHO Employment Agreements; and (d) the SHO Benefit Plans, except as otherwise provided in this Agreement or the Separation Agreement.

“SHO Employment Agreement“ means any Employment Agreement (a) between the SHLD Group and a SHO Employee who is transferred to SHO as of the Rights Closing Effective Time, or (b) to which any member of the SHO Group is a party and to which no member of the SHLD Group is a party. The SHO Employment Agreements shall be the sole responsibility of one or more members of the SHO Group as of the Rights Closing Effective Time.

“SHO Group“ is defined in the Separation Agreement, but for convenience is duplicated here, provided that the definition in the Separation Agreement controls. SHO Group means, collectively, SHO, Hometown, Outlet, and all other Persons that hereafter become a Subsidiary of SHO.

“SHO LTIP” has the meaning set forth in Section 3.5.

“SHO Welfare Plan“ means each SHO Benefit Plan that is a Welfare Plan, including Welfare Plans sponsored or maintained by SHO or by a designee of SHO and made available to SHO Employees, and including the Continuing Plans, as of the Rights Closing Effective Time or during the Benefits Transition Period.

“Welfare Plan“ means each Benefit Plan that provides life insurance, health care, dental care, vision care, employee assistance programs (EAP), accidental death and dismemberment insurance, disability, severance, vacation or other group welfare or fringe benefits, including, but not limited to, a benefit that is an “employee welfare benefit plan” as described in Section 3(1) of ERISA.

1.3 Other. In this Agreement (i) “include,” “includes,” and “including” are inclusive and mean, respectively, “include without limitation,” “includes without limitation,” and “including without limitation,” (ii) “or” is disjunctive but not necessarily exclusive, (iii) “will” expresses an imperative, an obligation, or a requirement, (iv) numbered “section” and “article” references refer to sections and articles, respectively, of this Agreement unless otherwise specified, (v) unless otherwise indicated all references to a number of days will mean calendar days unless otherwise specified and all references to months or years will mean calendar months or years, and (vi) $ or Dollars will mean U.S. Dollars.

ARTICLE II

TERM

2.1 General Term. This Agreement shall be in effect commencing immediately following the “Rights Closing Effective Time” specified in the Separation Agreement and continuing until 5:00 p.m. (Central Time) on the last day of the sixty-sixth month following the Rights Closing Effective Time, subject to earlier termination in accordance with Section 6.1.

ARTICLE III

TREATMENT OF SHO EMPLOYEES ON AND AFTER THE EFFECTIVE DATE

3.1 Transfer of Employees.

(a) On the Rights Closing Effective Time, (a) all employees of the SHO Group (“Existing SHO Group Employees”) will remain employees of the SHO Group; and (b) all employees of the SHLD Group who are properly coded in the HRIS systems under code “SHS,” and all other employees of the SHLD Group who are then working primarily for the SHO Business, shall be transferred from the SHLD Group to a member of the SHO Group or its designee in accordance with applicable Law (“Transferred Employees”). The Existing SHO Group Employees and the Transferred Employees are referred to collectively as the “SHO Employees.” As a result, members of the SHO Group or their designees will be or become the employers of all of the SHO Employees.

(b) For the avoidance of doubt: (i) SHO Employees shall include all employees described above who are on a leave of absence, whether paid or unpaid, from which such employee is permitted to return (in accordance with his or her employer’s personnel policies, as applicable, or applicable Law, as of the Rights Closing Effective Time (“Inactive SHO Employee”); and (ii) the parties shall complete Schedule 4.1 hereto prior to the Rights Closing Effective Time, constituting a list of all the SHO Employees (including employees on leave), and such schedule shall be binding on the parties.

(c) Service Provider and/or its Affiliates and the SHO Group shall take reasonable steps to effect an orderly transfer of the Transferred Employees as of the Rights Closing Effective Time and the applicable employment-related data related to the SHO Employees (including but not limited to salary, payroll, benefit coverage, and compensation history) to the SHO Group, effective as of the Rights Closing Effective Time (or such earlier date as may be agreed by the parties). Notwithstanding the foregoing, SHMC shall retain copies of or continue to have access to such employment-related data as needed to provide the Administrative Services contemplated herein. The SHO Group shall pay Service Provider reasonable charges for its and its Affiliates’ services and expenses in connection with the transfer of employees and the transfer of applicable information. In the event that the SHO Group does not accept the transfer of any SHO Employee, or any SHO Employee elects not to continue in his or her employment, then the SHO Group shall be responsible for, and shall reimburse Service Provider for, the costs and liabilities arising out of or relating to Service Provider’s or its Affiliate’s termination or retention of such employees, including without limitation any severance-related liability to which such SHO Employee is or claims to be entitled.

(d) The terms of this Agreement (including the obligations of SHO pursuant to this Article IV) shall apply to any Inactive SHO Employee, and SHMC shall deliver to SHO a list of the names of all Inactive SHO Employees as of the Rights Closing Effective Time and SHO shall maintain and update such list and provide thereafter to SHMC as needed to provide the Administrative Service contemplated hereunder. Until the earlier of the date on which an Inactive SHO Employee is able to return to active employment status, and presents him or herself for work, and the end of the Benefits Transition Period, SHMC shall (a) provide to such Inactive Service Employee (and each beneficiary or eligible dependent thereof) coverage or eligibility for coverage under the applicable SHLD Benefit Plans, subject to the terms, conditions and continued availability of such plans, and (b) administer, on behalf of SHO, all claims relating to employee benefit obligations with respect to such Inactive SHO Employee (and each beneficiary or eligible dependent thereof); provided, however, that SHO shall reimburse SHMC for all costs associated with all such Inactive Service Employees in accordance with Section 5.1 and 5.5 of this Agreement to the extent Service Provider is required to make any payments during the Benefits Transition Period or thereafter under SHLD Benefit Plans in effect as of the Rights Closing Effective Time and/or during the Benefits Transition Period.

3.2 Notice Requirements. The SHO Group shall bear any liability that may accrue to the SHO Employees or to any unit of government under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state Law, arising out of (a) the transactions under the Separation Agreement and this Agreement, including the transfer of employees pursuant hereto, and (b) any actions any action taken by the SHO Group after the Rights Closing Effective Time.

3.3 Assignment and Assumption of Liabilities. Effective as of the Rights Closing Effective Time, Service Provider hereby assigns and SHO hereby assumes and/or retains, all of the following liabilities, obligations and agreements with respect to the SHO Employees, whether arising before or after the Rights Closing Effective Time, except as expressly otherwise provided in Section 3.4 (for purposes of this Agreement “Assumed Liabilities”):

(a) the existing collective bargaining agreements;

(b) all of the following obligations of Service Provider with respect to the SHO Employees: (i) accrued but unpaid salaries, wages, overtime, bonuses/incentives, including without limitation the incentive programs referred to in Section 3.3(e) below and the related payroll taxes; (ii) liabilities for accrued but unpaid vacation, illness and other approved leaves of absence; and (iii) liabilities for insurance and pension contributions to multi-employer plans, if any, pursuant to the terms of any applicable collective bargaining agreement;

(c) all liabilities and requirements under COBRA with respect to all SHO Employees and their respective Plan Payees who, immediately prior to the Rights Closing

Effective Time, were participating in, or entitled to present or future benefits under the SHLD Welfare Plans (which shall be deemed to be a SHO Welfare Plan during the Benefits Transition Period), pursuant to COBRA or who have a COBRA qualifying event (as defined in Section 4980B of the Code) on or after the Rights Closing Effective Time;

(d) all liabilities arising out of or relating to all SHO Employment Agreements;

(e) all liabilities arising out of or relating to claims made by or with respect to SHO Employees under any SHLD Severance Plan;

(f) all accruals and outstanding liabilities arising out of or relating to (i) fiscal year 2012 under the SHLD AIP and (ii) the 2010, 2011 and, if applicable as of the Rights Closing Effective Time, the 2012 fiscal year accruals and liabilities under SHLD LTIP, to the extent attributable to Transferred Employees, in accordance with Section 3.5;

(g) all liabilities arising out of or relating to any SHO Cash Retention Award or Other Cash Retention Award, in accordance with Section 3.6;

(h) all other Liabilities with respect to the employment, service, termination of employment or termination of service of any SHO Employees, their respective Plan Payees, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of SHO or in any other employment, non-employment, or retainer arrangement, or relationship with any member of SHO), in each case to the extent arising in connection with or as a result of employment with or the performance of services for the SHO Business from and after the Rights Closing Effective Time, and

(i) all other SHO Employee Liabilities, except as excluded under Section 3.4(b), (c) and (d).

Effective as of the Rights Closing Effective Time, SHO shall be solely responsible for all the SHO Assumed Liabilities, and SHMC and its Affiliates shall not have any obligation for SHO Employee Liabilities. SHMC will provide copies of all SHO Employment Agreements and other assumed documents to SHO. SHMC shall use reasonable efforts to transfer or cause to be transferred to SHO documentation related to such SHO Employment Agreements, including offer letters, agreements and other instruments reasonably required for the maintenance and administration of the SHO Employment Agreements

3.4 Cessation of Participation and Allocation of Liabilities With Respect to Benefit Plans.

(a) Benefit Plans Generally. Except as otherwise specifically provided in Section 3.4(f) of this Agreement, as of the Rights Closing Effective Time, each SHO Employee (and each such individual’s Plan Payees) shall cease participation in all SHLD Benefit Plans (subject to COBRA obligations, which are assumed by the SHO Group pursuant to Section 3.3(c) above) and, as of such time, SHO shall or shall cause another member of the SHO Group to have in effect or make available such SHO Benefit Plans, including Continuing Plans during the Benefits Transition Period, as are necessary to comply with its obligations pursuant to this Agreement.

(b) Pension Benefits.

(i) As of the Rights Closing Effective Time, each SHO Employee who is a participant in the Sears Holdings Pension Plan (the “SHLD Pension Plan”) (which is a frozen defined benefit pension plan) will cease to actively participate in the SHLD Pension Plan and will be treated as a terminated participant or retiree, as applicable, under the SHLD Pension Plan. No additional service will accrue under the SHLD Pension Plan after such date for any purpose (e.g., eligibility or vesting) with respect to a SHO Employee until or unless such SHO Employee again becomes a SHLD employee. Notwithstanding any other provision contained herein, neither SHO nor its Affiliates will have any Liability with respect to the SHLD Pension Plan for any SHO Employee, and their respective Plan Payees, except as required by Law.

(ii) As of the Rights Closing Effective Time, each SHO Employee who is a participant in the Sears, Roebuck and Co.’s Supplemental Retirement Income Plan (the “SHLD SRIP”) (which is a frozen, non-qualified deferred compensation plan that supplements the pension benefit under the SHLD Pension Plan for certain participants of the SHLD Pension Plan) will cease to actively participate in the SHLD SRIP and will be treated as a terminated participant or retiree, as applicable, under the SHLD SRIP. No additional service will accrue under the SHLD SRIP after such date for any purpose (e.g., eligibility or vesting). Notwithstanding any other provision contained herein, neither SHO nor any SHO Affiliate will have any Liability with respect to the SHLD SRIP for any SHO Employee, and their respective Plan Payees, except as required by Law.

(iii) As soon as practicable after the Rights Closing Effective Time, the recordkeeper for the SHLD Pension Plan and SHLD SRIP will inform the SHO Employees who are participants in the SHLD Pension Plan and SHLD SRIP of their rights thereunder; and SHLD will process distributions in accordance with the terms of the SHLD Pension Plan and SHLD SRIP, as applicable.

(c) DC Plans.

(i) As of the Rights Closing Effective Time, each SHO Employee who is a participant in a SHLD DC Plan will cease to actively participate in such SHLD DC Plan and each such SHO Employee will be treated as a terminated participant under the SHLD DC Plan, and no additional service will accrue under the SHLD DC Plan after such date for any purpose (e.g., eligibility or vesting) until or unless such SHO Employee again becomes an SHLD employee. Notwithstanding any other provision contained herein, neither SHO nor any SHO Affiliate will have any Liability with respect to an SHLD DC for any SHO Employee, and their respective Plan Payees, except as required by Law.

(ii) As soon as practicable after the Rights Closing Effective Time, SHO Employees will be informed of their options with respect to their account balances under the SHLD DC Plans.

(d) Employee Stock Purchase Plan. All SHO Employees shall cease active participation in the Sears Holdings Corporation Associate Stock Purchase Plan (the “SHLD Associate Stock Purchase Plan”) with respect to offering periods ending after the Rights Closing

Effective Time and shall be treated in the same manner as other similarly situated terminated employees of SHMC or its Affiliates. For the avoidance of doubt, the SHO Employees who participated in the SHLD Associate Stock Purchase Plan prior to the Rights Closing Effective Time shall continue to participate in any offering period under SHLD Associate Stock Purchase Plan ending prior to the Rights Closing Effective Time (subject to any action taken by any such SHO Employee who is participating in this plan to terminate his or her participation prior to the Rights Closing Effective Time). SHO will have no Liability with respect to the SHLD Associate Stock Purchase Plan for any SHO Employee, except as required by Law.

(e) Severance Plans. All SHO Employees shall cease to be eligible to participate under any transition pay plan sponsored by SHLD (“SHLD Severance Plans”) as of the Rights Closing Effective Time. Service Provider (including its Subsidiaries and Affiliates) shall have no Liability or obligation under any SHLD Severance Plan with respect to SHO Employees, and the transfer of an employees of the SHO Group to SHO shall not entitle any such SHO Employee to severance-related pay or benefits under any SHLD Severance Plan. To the extent the SHO Group establishes a severance plan or policy, SHMC shall provide Administrative Services with respect to such plan or policy in accordance with Article IV and Appendix B.

(f) Welfare Plans.

(i) Continuing Plans. As of the Rights Closing Effective Time, the SHO Employees will be eligible to continue to participate in certain SHLD Welfare Plans, as described in, and for the periods and subject to the limitations described in, Appendix B (such plans referred to as the “Continuing Plans”), to the extent they were eligible to participate in such plans prior to the Rights Closing Effective Time or become eligible to participate during the Benefits Transition Period (as defined herein). Notwithstanding anything herein to the contrary, participation in such plans is subject to the terms, conditions and continued availability and maintenance of such plans, as they may change from time to time, and SHMC and its Affiliates shall have the right to terminate and modify such plans from time to time; provided that unless required by Law or by a third party carrier or service provider, SHMC and its Affiliates shall not initiate a change in such plans that is targeted to exclude the SHO Employees. With respect to each Continuing Plan, the period from the Rights Closing Effective Time through the date on which such Continuing Plan ceases to be available to the SHO Employees, whether by operation, expiration, or termination of such plan or otherwise, is referred to as the “Benefits Transition Period.” During the Benefits Transition Period, SHMC will be the third party administrator with respect to the Continuing Plans on behalf of SHO, and SHO will be the fiduciary of such plans for ERISA purposes with respect to SHO Employees participating in a Continuing Plan.

(ii) Expiration of Continuing Plans. The Benefits Transition Period for a Continuing Plan shall cease as of the earlier of (A) the end of the applicable Benefits Transition Period as set forth in Appendix B, or (B) the effective date of a SHO Benefit Plan established to replace such Continuing Plan, as of which date the SHO Employees shall cease to participate or be eligible to participate in such Continuing Plan.

(iii) Other Plans. Except with respect to the Continuing Plans as described in Section 3.4(f)(i) above, all SHO Employees shall cease to be eligible to participate in any SHLD Welfare Plan (subject to COBRA continuation coverage rights, if any) as of the Rights Closing Effective Time.

3.5 Incentive Plans.

(a) Annual Incentive Plan. The SHO Employees shall cease to be eligible to receive any incentive award under the Sears Holdings Annual Incentive Plan (“SHLD AIP”) as of the Rights Closing Effective Time. SHO and the SHO Group shall, prior to or as of the Rights Closing Effective Time, establish an Annual Incentive Plan (“SHO AIP”), effective as of the Rights Closing Effective Time, and shall be solely responsible for all annual incentive awards that become payable under the terms of the SHO AIP for 2012 and any other performance period ending on or after the Rights Closing Effective Time. All accruals and outstanding liabilities arising out of or relating to fiscal year 2012 attributable to Transferred Employees under the SHLD AIP will be transferred to and assumed by SHO and the SHO Group under the SHO AIP as of the Rights Closing Effective Time or prior to the payment date, as agreed by the parties prior to the Rights Closing Effective Time. SHO and the SHO Group hereby accept and agree to such assumption and agree to pay all such liabilities under the SHO AIP.

(b) Long-Term Incentive Plans. The SHO Employees shall cease to be eligible to receive any incentive award under the Sears Holdings Corporation Long-Term Incentive Program (“SHLD LTIP”) as of the Rights Closing Effective Time. SHO and the SHO Group shall, prior to or as of the Rights Closing Effective Time, establish a Long-Term Incentive Program (“SHO LTIP”), effective as of the Rights Closing Effective Time, and shall be solely responsible for all incentive awards that become payable under the terms of the SHO LTIP for 2012 and any other performance period ending on or after the Rights Closing Effective Time. All accruals and outstanding liabilities arising out of or relating to (i) the close out of the 2010-2012 and 2011-2013 incentive programs under the SHLD LTIP with respect to the SHO Employees and (ii) the 2012-2014 incentive program, if any, will be transferred to and assumed by SHO and the SHO Group under the SHO LTIP as of the Rights Closing Effective Time or prior to the payment date, as agreed by the parties prior to the Rights Closing Effective Time. SHO and the SHO Group hereby accept and agree to such assumption and agree to pay all such liabilities the SHLD LTIP.

(c) SHO also shall be solely responsible for any other incentives or bonuses that have been awarded to SHO Employee as of or after the Rights Closing Effective Time that become payable to SHO Employees under any other SHO incentive or bonus program with respect to 2012 and any other performance period ending on or after the Rights Closing Effective Time.

3.6 Restricted Stock Awards; Cash Retention Awards.

(a) Any unvested restricted stock award with respect to SHLD Common Stock including any cash right or award issued with respect to such restricted stock award (“SHLD Restricted Stock Award”) that was granted under or pursuant to any equity compensation plan or arrangement of SHLD, that, as of the Rights Closing Effective Time, is held by any SHO Employee, shall be forfeited in accordance with its terms. As of the Rights Closing Effective Time, SHO will award each such SHO Employee equivalent cash retention award (“SHO

Cash Retention Award”), which will continue to be subject to the same (remaining) vesting schedule as the SHLD Restricted Stock Award it replaces. Equivalent value with respect to the forfeited portion of the SHLD Restricted Stock Award constituted by SHLD Common Stock will be determined based upon the market closing price of SHLD Common Stock on the day before the Rights Closing Effective Time during regular trading hours. That closing price will be multiplied by the number of forfeited shares (rounded down to the nearest whole share) for each award to arrive at the dollar value of the Replacement Cash Retention Award. To the extent a SHO Employee also has unvested cash rights or awards issued with respect to his or her unvested SHLD Restricted Stock Award, this amount shall be added to arrive at the value of a SHO Cash Retention Award. All SHO Cash Retention Awards shall be assigned to and assumed by the SHO Group as of the Rights Closing Effective Time in accordance with Section 3.3.

(b) Any outstanding SHLD employee retention award payable in cash that was awarded to, and as of the Rights Closing Effective Time is held by, any SHO Employee (“SHLD Cash Retention Awards”) shall be assigned to and assumed by the SHO Group as of the Rights Closing Effective Time in accordance with Section 3.3 (“Other Cash Retention Award”).

3.7 No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement or the Separation Agreement, no SHO Employee shall receive benefits under a SHLD Benefit Plan that duplicate benefits provided by the corresponding SHO Benefit Plan. Furthermore, unless expressly provided for in this Agreement or the Separation Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements to any compensation or Benefit Plan on the part of any SHO Employee or former SHO Employee, except as specifically provided for under SHO Employment Agreement or Cash Retention Award or Other Cash Retention Award.

3.8 Service Crediting under SHO Benefit Plans.

(a) General. From and after the Rights Closing Effective Time or after the Benefits Transition Period, as applicable, SHO shall, and shall cause its Affiliates, and successors to, provide credit under the SHO Benefit Plans to SHO Employees for their service with SHO and its predecessors and affiliates (including but not limited to service for the SHO Business, the SHO Group, Service Provider and SHLD) for all purposes to the same extent that such service was recognized under the relevant SHLD Benefit Plans prior to the Rights Closing Effective Time or under the relevant Continuing Plan prior to the lapse of the Benefits Transition Period. Service shall be credited under SHO Benefit Plans for all purposes, including but not limited to, determining eligibility to participate, vesting, and eligibility to retire; provided, however, that service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

(b) Noncontinuous Employees. If a former employee of the SHO Group or SHLD Group (such Group, the “Original Group“) becomes employed by a member of the other Group (such Group, the “Transferee Group”) without having been continuously employed by a member of the Original Group from the Rights Closing Effective Time through the date such former employee commences active employment with a member of the Transferee Group, then the Benefits Plans of the Transferee Group will not recognize for any purpose such individual’s service with the Original Group before or after the Rights Closing Effective Time, except to the extent required by Law or the terms of any such Benefit Plan. If a former employee is rehired by his or her Original Group then all such individual’s service shall be recognized by the Benefit Plans of the Original Group to the extent required by Law the terms of any such Benefit Plan.

3.9 Assignment of Employment Agreements. All SHO Employment Agreements will be assigned to and assumed by SHO, pursuant to Section 3.3. SHMC will provide copies of all SHO Employment Agreements and other assumed documents to SHO. SHMC shall use reasonable efforts to transfer or cause to be transferred to SHO documentation related to such SHO Employment Agreements, including offer letters, agreements and other instruments reasonably required for the maintenance and administration of the SHO Employment Agreements.

3.10 Administration of SHO Benefit Plans. As of and after the Rights Closing Effective Time, SHO or its delegate shall be exclusively responsible for administering each SHO Benefit Plan, excluding Continuing Plans, and each SHO Employment Agreement in accordance with its terms and for all obligations and liabilities with respect to the SHO Employment Agreements and all benefits owed to individuals who are parties to the SHO Employment Agreements, whether entered into before, on or after the Rights Closing Effective Time. SHO shall not assume sponsorship, maintenance or administration of any Benefit Plan or Employment Agreement that is not a SHO Benefit Plan or a SHO Employment Agreement or receive or assume any assets or liabilities in connection with any such Benefit Plan or Employment Agreement. Further, SHO agrees to enforce the non-competition provision and related definition of “Sears Competitor” under any Employment Agreement assumed by SHO as of the Rights Closing Effective Time, with respect to any termination occurring after the Rights Closing Effective Time with protective covenants still in effect after the Rights Closing Effective Time and during the term of the Services Agreement.

3.11 Plan-Related Litigation. Notwithstanding anything herein to the contrary, the management of the defense of all litigation related to the SHLD Benefit Plans, the SHLD Employment Agreements, the SHO Benefit Plans and the SHO Employment Agreements shall be governed by the Separation Agreement, and this Agreement shall govern the allocation of Liabilities related to any such litigation.

3.12 Workers’ Compensation. Except as otherwise expressly provided below, the SHLD Group shall be responsible for all worker’s compensation Liabilities relating to, arising out of or resulting from any claim by a SHO Employee resulting from an accident or other work-related injury that occurs prior to the Rights Closing Effective Time; provided, however, that with respect to claims by SHO Employees relating to, arising out of or resulting from an accident or other work-related injury that occurs prior to the Rights Closing Effective Time, the provisions of Section 8.1(b) of the Separation Agreement shall apply. Except as otherwise expressly provided below, the SHO Group shall be solely responsible for all worker’s compensation Liabilities relating to, arising out of or resulting from any claim by a SHO Employee resulting from an accident or other work-related injury occurring on or following the Rights Closing Effective Time. With respect to any claim by a SHO Employee relating to, arising out of or resulting from an occupational disease (an “OD Claim”) which becomes manifest at any time prior to, on or after the Rights Closing Effective Time, if different from the allocation outlined above based on the date the claim arose, Liabilities with respect to such claim shall be allocable by and between the SHLD Group and the SHO Group in a manner consistent with the manner in which such liabilities are allocated in accordance with the provisions of applicable Law between the respective issuers of workers’ compensation coverage purchased by each such entity, provided, however, that to the extent any portion of an OD Claim is deemed to have arisen on a date prior to the Rights Closing Effective Time, such claim shall be subject to the provisions of Section 8.1(b) of the Separation Agreement. The SHO Group and the SHLD Group shall each use its commercially reasonable best efforts to cooperate with each other and their respective carriers in respect of any such OD Claim, in order to carry out the intent of the immediately preceding sentence, and comply with the terms of the underlying contracts or policies covering such SHO Employee with respect to any such OD Claim and any applicable law.

3.13 Cooperation. Service Provider and SHO shall, and shall cause their respective Affiliates to use reasonable best efforts to cooperate with respect to any employee compensation or benefits matters that Service Provider or SHO, as applicable, reasonably determines require the cooperation of both Service Provider and SHO in order to accomplish the objectives of this Agreement. Without limiting the generality of the preceding sentence, (a) Service Provider and SHO shall cooperate in coordinating each of their respective payroll systems in connection with the transfers of SHO Employees to the SHO Group’s payroll as of the Rights Closing Effective Time, and (b) Service Provider shall transfer records to the SHO Group as reasonably necessary for the proper administration of the participation of SHO Employees in any SHO Benefit Plan, to the extent such records are in Service Provider’s possession. The obligations of SHO and Service Provider to cooperate pursuant to this Section 3.13 shall remain in effect until all audits of all Benefit Plans and certification of goals and payments under a SHLD AIP or SHLD LTIP, with respect to which the other Party may have information, have been completed or the applicable statute of limitations with respect to such audits has expired.

ARTICLE IV

ADMINISTRATIVE SERVICES

4.1 Administrative Services. During the term of this Agreement, Service Provider (or its Subsidiaries or Affiliates) will provide to the SHO Group certain human resource administrative and business process outsourcing services, as described in Statements of Work (“SOWs”) to be entered into between the Parties or as otherwise agreed in writing by the Parties (such services referred to as the “Administrative Services”). The Administrative Services shall include aspects of payroll administration services, time and attendance, employee scheduling, human resources and benefits administration, employee contact center and support services, recruiting and learning support, compensation management support, leadership development, and other human resources and benefits-related services. Service Provider may provide the Administrative Services directly or through a designee, or may subcontract out all or a portion of the Administrative Services. Except as otherwise provided in the applicable Statement of Work, nothing in this Agreement shall give Service Provider an exclusive right to provide, or require the SHO Group to purchase exclusively from Service Provider, any administrative services.

4.2 Use of Services. The SHO Group agrees to the following with regard to its use of the Administrative Services:

(a) The SHO Group, and not Service Provider, will be solely responsible for all decisions relating to the relationship between the SHO Group and SHO Employees.

(b) The SHO Group will be responsible for the manner in which it uses Administrative Services, including the manner in which it interprets and acts upon any guidance or recommendation provided by Service Provider.

(c) The SHO Group will be responsible for the consequences of any instruction or request SHO may give to Service Provider.

(d) The SHO Group shall use Administrative Services in accordance with the terms and conditions of this Agreement as well as any policies established by Service Provider (or its Subsidiaries or Affiliates) from time to time (provided such policies shall not limit or otherwise modify the terms of this Agreement, including the parties rights or obligations hereunder).

(e) The SHO Group shall not resell, directly or indirectly, the Administrative Services or any portion thereof to any Party other than SHO, its Subsidiaries or Affiliates.

4.3 SOWs. All SOWs must be in writing and signed by both parties to be effective. In the event of a conflict among the terms of the various documents that at any given time constitute this Agreement, the following order of precedence shall apply: (a) any Amendment thereto (as defined below) shall control over any conflicting terms in the document that it is amending (e.g., a SOW or this Agreement); and (b) the Agreement shall control over any conflicting terms of an SOW, unless the SOW specifically references conflicting terms of this Agreement that the SOW is changing.

4.4 Inherent Services. If any services, functions, tasks, activities, or other responsibilities not specifically described in any SOW but which are reasonably required for the proper performance and provision of the Administrative Services described in any SOW to the same extent and in the same manner as if specifically described herein (collectively, “Inherent Services”), such services, functions, tasks, activities, and responsibilities shall be deemed to be included within the scope of the Administrative Services to be provided hereunder, as if such services, functions, tasks, activities, and responsibilities were specifically described in this Agreement or a SOW.

4.5 Standard of Care. Except as otherwise set forth in this Agreement, Service Provider does not assume any responsibility under this Agreement other than to render the Administrative Services in good faith, without willful misconduct or gross negligence. Service Provider makes no other guarantee, representation, or warranty of any kind (whether express or implied) regarding any of the Services provided hereunder, and expressly disclaims all other guarantees, representations, and warranties of any nature whatsoever, whether statutory, oral, written, express or implied, including any warranties of merchantability or fitness for a particular purpose and any warranties arising from course of dealing or usage of trade. Service Provider will only be obligated to provide Services in a manner consistent with past practice (including prioritization among projects for Service Provider, Service Provider’s Affiliates, and SHO). Notwithstanding anything herein to the contrary, Service Provider shall not provide any legal services or legal advice to the SHO Group, the SHO Group is not entitled to rely on Service Provider for legal advice and counsel, nor shall Service Provider’s advice be construed as legal advice.

4.6 Good Faith Cooperation; Alternatives. Service Provider and the SHO Group will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Administrative Services, including acquisition of required third-party contractor consents (if any). If Service Provider reasonably believes it is unable to provide any Service because of a failure to obtain third-party contractor consents or because of impracticability, Service Provider will notify the SHO Group promptly after Service Provider becomes aware of such fact and the parties will cooperate to determine the best alternative approach.

4.7 Use of Third Parties. Service Provider may use any Affiliate or any unaffiliated third-party contractor to provide the Administrative Services to the extent the Affiliate or the unaffiliated third-party contractor provides comparable services to Service Provider or, if not, if the SHO Group gives its prior written consent (which consent the SHO Group will not unreasonably withhold or delay).

4.8 Assets of the SHO Group. During the term of this Agreement, (i) Service Provider and its Affiliates and third-party contractors may use, at no charge, all of the software and other assets, tangible and intangible, of the SHO Group (together, the “Assets”) to the extent necessary to perform the Administrative Services, and (ii) the SHO Group will consult with Service Provider prior to upgrading or replacing any of the Assets that are necessary for Service Provider to provide the Administrative Services.

4.9 Ownership of Data and Other Assets. Neither Party will acquire any right, title or interest in any Asset that is owned or licensed by the other and used to provide the Administrative Services. All data provided by or on behalf of a Party to the other Party for the purpose of providing the Administrative Services will remain the property of the providing Party; provided, however, that with respect to any Continuing Plans, Service Provider shall have the right to retain all data needed to satisfy record retention best practices and ERISA reporting and disclosure requirements. To the extent the provision of any Administrative Service involves intellectual property, including software or patented or copyrighted material, or material constituting trade secrets, neither Party will copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the other Party. All specifications, tapes, software, programs, services, manuals, materials, and documentation developed or provided by Service Provider or its Affiliates and utilized in performing this Agreement, will be and remain the property of Service Provider or its Affiliates and may not be sold, transferred, disseminated, or conveyed by the SHO Group to any other entity or used other than in performance of this Agreement without the express written permission of Service Provider.

4.10 Termination of an Individual Service for Convenience by SHO. Subject to the next sentence, the SHO Group, upon 60-day’s prior written notice to Service Provider, may terminate for the SHO Group’s convenience any individual Administrative Service at the end of a SHO fiscal month. The SHO Group may not terminate an individual Administrative Service if the termination would adversely affect Service Provider’s ability to perform another Administrative Service. If any individual Administrative Service is terminated, the

Administrative Service Fee shall be reduced by the amount of the reduction in Service Provider’s variable costs attributable to the terminated Administrative Service, which reduction amount SHO and Service Provider shall determine by good faith negotiations. The SHO Group agrees to reimburse Service Provider for any costs incurred in the termination of such a service at the request of the SHO Group.

4.11 Adjustments. If after the Effective Date, Service Provider determines in good faith that items included in the Administrative Services cannot be provided or need to be adjusted, then upon Service Provider’s demonstration of such facts, the Parties shall in good faith negotiate an appropriate adjustment to the Administrative Services. In addition, if there is a change in legislation, adoption of a regulation or other matters that affect Service Provider’s ability to provide certain of the Administrative Services, then upon Service Provider’s demonstration of such facts, the Parties shall in good faith negotiate an appropriate adjustment to the Administrative Services to be provided.

ARTICLE V

PAYMENTS BY SHO

5.1 Fee for Administrative Services. In consideration for the Administrative Services, the SHO Group shall pay to Service Provider the fees and cost reimbursements set forth on Appendix A (collectively, the “Administrative Service Fee”), in the manner set forth on Appendix A. The Administrative Service Fee will not include amounts payable under the Services Agreement. The payment of the Administrative Service Fee shall be made by wire transfer to an account to be designated by Service Provider, at such times as shall be agreed between the parties. The payment of the Administrative Service Fee shall not be subject to any right of setoff.

5.2 Audit Rights. The SHO Group shall have the right, from time to time upon reasonable prior notice and during normal business hours, to inspect Service Provider’s records as reasonably necessary to verify the calculation of costs and fees payable by the SHO Group to Service Provider under this Agreement, including third party vendor statements and accounts.

5.3 Recalculation of Administrative Service Fees. The parties acknowledge and agree that the Administrative Service Fee was calculated based on the expectation that the fee will compensate Service Provider for its costs related to the provision of Administrative Services under this Agreement (including wages, benefits, and insurance, but excluding costs of SHO Claims covered by the indemnification provisions of this Agreement, costs of termination or severance which are otherwise to be reimbursed by the SHO Group, and costs of additional services) plus the profit margin described on Appendix A. If after the date hereof Service Provider in good faith determines that the Administrative Services Fee was miscalculated, or did not fully take into account all costs (other than the excluded costs referred to in the preceding sentence), or otherwise does not compensate Service Provider for such costs plus such profit margin, then upon Service Provider’s demonstration of such facts, the parties shall in good faith negotiate an appropriate adjustment to the Administrative Service Fee. In addition, if there is a change in legislation, adoption of a regulation or other matters that result in an increase or decrease in the cost or amount of services from those currently being projected by Service Provider, then upon Service Provider’s demonstration of such facts, the parties shall in good faith negotiate an appropriate adjustment to the Administrative Service Fee.

5.4 Covered Administrative Services. The Administrative Services Fee shall be for the Administrative Services which shall be more fully described in SOWs or other agreements to be agreed to prior to the Rights Closing Effective Time. In the event that SHO desires Service Provider to provide additional or more comprehensive services, the Parties shall negotiate with respect to the provision of such services and the fees therefore.

5.5 Expenses. In addition to the Administrative Service Fee, the SHO Group will reimburse Service Provider for all other reasonable out-of-pocket expenses actually incurred in its performance of the Administrative Services, that are not included in the Administrative Service Fee (“Expenses”). To the extent reasonably practicable, Service Provider will provide the SHO Group with notice of such Expenses prior to incurring them. The SHO Group shall reimburse Service Provider for or will pay directly any or all third-party contractors providing services to or for the benefit of the SHO Group.

5.6 Taxes; Insurance. Fees do not include applicable taxes. The SHO Group will be responsible for the payment of all taxes payable in connection with the Administrative Services including sales, use, excise, value-added, business, service, goods and services, consumption, withholding, and other similar taxes or duties, including taxes incurred on transactions between and among Service Provider, its Affiliates, and third-party contractors, along with any related interest and penalties (“Transaction Taxes”). The SHO Group will reimburse Service Provider for any deficiency relating to Transaction Taxes that are the SHO Group’s responsibility under this Agreement. Notwithstanding anything in this Section 5.6 to the contrary, each Party will be responsible for its own income and franchise taxes, employment taxes, and property taxes. Each Party will provide to the other Party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by the other Party.

ARTICLE VI

TERMINATION

6.1 Termination of this Agreement.

(a) Subject to the next sentence, either Party may terminate this Agreement in the event of a material breach of this Agreement by the other Party if the breach is curable by the breaching Party and the breaching Party fails to cure the breach within thirty (30) days following its receipt of written notice of the breach from the non-breaching Party. If the breach is not curable by the breaching Party, the non-breaching Party may immediately terminate this Agreement following the non-breaching Party’s delivery of notice to the breaching Party.

(b) Either Party may terminate this Agreement (whichever Party is entitled to terminate, the “Terminating Party”) effective immediately upon thirty (30)-days’ advance written notice to the other Party if (i) the Terminating Party or any of its Affiliates terminates the Separation Agreement as a result of a material breach of, or a material default by, the other Party or its Affiliates of their obligations in the Separation Agreement, (ii) the Terminating Party or any of its Affiliates terminates a License Agreement in accordance with its terms as a result of a material breach of, or a material default by, the other Party or its Affiliates of their obligations in the License Agreement, (iii) the Terminating Party or any of its Affiliates terminates the Merchandising Agreement in accordance with its terms as a result of a material breach of, or a material default by, the other Party or its Affiliates of their obligations in the Merchandising Agreement, or (iv) the Terminating Party or any of its Affiliates terminates the Shop Your Way Rewards Retail Establishment Agreement dated August 8, 2012 between SHO and Service Provider (the “SYW Agreement”) in accordance with its terms as a result of a material breach of, or a material default by, the other Party or its Affiliates of their obligations in the SYW Agreement. “License Agreement” means each of the following, each dated August 8, 2012: the Store License Agreement between Hometown and SHMC; the Store License Agreement between Sears Home Appliance Showrooms, LLC and SHMC; the Store License Agreement between Outlet and SHMC; and the Trademark License Agreement between SHO and Sears, Roebuck and Co.

(c) Service Provider may terminate this Agreement if a Stockholding Change (as defined in the Services Agreement) occurs.

(d) The SHO Group and Service Provider each may terminate this Agreement after the Rights Closing Effective Time, upon at least one year’s prior written notice to the other delivered after the Rights Closing Effective Time (provided such termination date shall be at the end of a payroll period).

ARTICLE VII

INDEMNIFICATION AND INSURANCE

7.1 Indemnification by SHO Group. The SHO Group will defend, indemnify, and hold harmless Service Provider and its Affiliates and their respective Representatives, from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature (“Losses”) arising from or relating to third-party claims, demands, litigation, and suits related to or arising out of the SHO Employees, the employment or termination of the SHO Employees, or this Agreement (including the performance or nonperformance of services under this Agreement) (together “SHO Claims”), except to the extent that such SHO Claims are caused by: (i) a failure by Service Provider to comply with reasonable instructions from the SHO Group; or (ii) any grossly negligent act or omission, willful misconduct, or willful failure of Service Provider, its Affiliates, or their respective Representatives in performance of this Agreement. Without limitation, SHO Claims shall include any claims, demands, litigation and suits arising under or relating to out, or out of, any labor, employment, benefit or other matter relating to any SHO Employee or any former SHO Employee or any alleged or claimed SHO Employee, any claims relating to whether an individual is or is not considered a SHO Employee, and any claims with respect to hiring, failure to hire, firing, promoting, disciplining, discrimination, harassment, classification, or other matter relating to any SHO Employee or any former SHO Employee, alleged or claimed.

7.2 Indemnification by Service Provider. Service Provider will defend, indemnify, and hold harmless the SHO Group and their respective Affiliates, and their respective Representatives, from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature arising from third-party claims, demands, litigation, and suits, that: (a) relate to bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the gross negligence or willful misconduct of Service Provider or its Affiliates during the performance of the Services, or (b) relate to the infringement of any copyright or trade secret by an Asset owned by Service Provider or its Affiliates and used by Service Provider in the performance of the Services (together, “SP Claims”). Notwithstanding the obligations set forth above in this Section 7.2, Service Provider will not defend or indemnify the SHO Group, their respective Affiliates, or their respective Representatives to the extent that such SP Claims are caused by: (i) a breach of any provision of this Agreement by any member of the SHO Group; (ii) any grossly negligent act or omission, willful misconduct, or willful failure of any member of the SHO Group, their respective Affiliates, or their respective Representatives in performance of this Agreement; or (iii) with respect to infringement claims: (A) any SHO Group member’s use of the Asset in combination with any product or information not provided by Service Provider; (B) Any SHO Group member’s distribution, marketing or use for the benefit of third parties of the Asset; (C) any SHO Group member’s use of the Asset other than as contemplated by this Agreement; or (D) information, direction, specification or materials provided by or on behalf of any SHO Group member. SHO Claims and SP Claims are each individually referred to as a “Claim.”

7.3 Procedure. In the event of a Claim, the indemnified Party will give the indemnifying Party as well as the Service Provider Legal Department prompt notice in writing of the Claim; but the failure to provide such notice will not release the indemnifying Party from any of its obligations under this Article except to the extent the indemnifying Party is materially prejudiced by such failure. Upon receipt of such notice the indemnifying Party may assume the defense of the Claim, and if it does assume it will be entitled to control the defense of the Claim at its expense and through counsel of its choice, by giving notice of its intention to do so to the indemnified Party within twenty (20) business days of the receipt of such notice from the indemnified Party. The indemnifying Party will not, without the prior written consent of the indemnified Party, (i) settle or compromise any Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified Party of a written release from all liability in respect of the Claim or (ii) settle or compromise any Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other monetary payments that are indemnified hereunder. The indemnified Party will have the right at its own cost and expense to employ separate counsel and participate in the defense of any Claim.

7.4 Limitation of Liability. Except for (a) each Party’s indemnity and defense obligations as set forth in Sections 7.1, 7.2, and 7.3 and other liabilities to unaffiliated third parties, and (b) a Party’s breach of its confidentiality obligations, in no event will either Party be liable for any consequential, incidental, indirect, special, or punitive damages, losses or expenses (including business interruption, lost business, lost profits, or lost savings) even if it has been advised of their possible existence. The sole liability of Service Provider and its Affiliates for any and all claims in any manner related to this Agreement will be the payment of direct damages, not to exceed (for all claims in the aggregate) the Fees received by Service Provider under this Agreement. Notwithstanding anything in this Agreement to the contrary, Service Provider will not be liable for damages caused by Service Provider’s third-party contractors; however, to the extent permitted in a TP Agreement, Service Provider will pass through to SHO applicable rights and remedies under the respective TP Agreement.

7.5 Performance. SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, THAT THE SERVICES PROVIDED HEREUNDER ARE OR WILL BE ADEQUATE OR SUFFICIENT (AS TO QUANTITY, QUALITY OR TYPE) TO MEET THE NEEDS (INCLUDING ANY SPECIFICALLY IDENTIFIED NEEDS) OR OBJECTIVES OF SHO WITH RESPECT TO THE CONDUCT OF THE BUSINESS. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE SERVICES ARE PROVIDED ON AN “AS-IS” BASIS.

7.6 Insurance. The SHO Group warrants and represents to Service Provider that it has in force at the Rights Closing Effective Time of this Agreement, and will maintain during this Agreement, the following insurance coverage and minimum limits. Such coverage shall be provided at the SHO Group’s sole cost and expense and shall and purchased from companies having a rating of A- VII or better in the current Best’s Insurance Reports published by A.M. Best Company:

(a) Commercial General Liability, with coverage including, but not limited to, premises/operations, contractual, personal and advertising injury, and products/completed operations liabilities, with limits of at least $5,000,000 per occurrence for bodily injury and property damage combined. Limits of liability requirements may be satisfied by a combination of Commercial General Liability and Umbrella Excess Liability policies

(b) Comprehensive automobile liability insurance covering all owned, hired, and non-owned SHO vehicles, with minimum limits of One Million and No/100 Dollars ($1,000,000.00) combined single limit per occurrence for bodily injury and property damage liability. The SHO Group warrants that all persons operating the SHO Group’s vehicles are duly licensed and covered under the SHO Group’s automobile liability insurance policy without exception.

(c) Workers’ compensation insurance coverage on its employees (including the SHO Employees), individual owners who work in the business and not included in SHO Employees, and any SHO Group subcontractor employees or independent contractors. Alternatively, with respect to any SHO Group subcontractors or independent contractors, the SHO Group shall require its subcontractors and independent contractors to maintain workers’ compensation insurance coverage if the SHO Group has not obtained workers’ compensation coverage for SHO Group subcontractors or independent contractors. The SHO Group shall keep certificates of insurance documenting such coverage on file and provide them to Service Provider upon request. The SHO Group agrees to reimburse and indemnify Service Provider for any costs or expenses incurred by Service Provider as a result of the SHO Group’s breach of this provision or the failure of any subcontractor or independent contractor of the SHO Group to maintain workers’ compensation insurance coverage.

(d) All SHO Group insurance policies required herein shall provide for thirty (30) days written notice to Service Provider prior to cancellation or non-renewal of the coverage. All such insurance policies shall be endorsed to waive any and all rights of subrogation against Service Provider, its parent company, and its Subsidiaries and Affiliates. Service Provider, its parent company and its Subsidiaries and Affiliates shall be named as additional insureds, with the standard “separation of Insureds” provision or an endorsement for cross-liability coverage.

The policies shall be endorsed to state that coverage is primary, and non-contributory with other available coverage, both at no additional cost or expense to Service Provider

(e) The SHO Group shall submit certificates of insurance to Service Provider evidencing all insurance required pursuant to this Agreement within thirty (30) days of execution of this Agreement and at any renewal or replacement of such policies.

ARTICLE VIII

CONFIDENTIAL INFORMATION, WORK PRODUCT, AND INFORMATION

SECURITY

8.1 Confidential Information.

(a) “Confidential Information” means all non-public information received by a Party, its Affiliates, and their respective Representatives (together, the “Receiving Party”) relating to the other Party, its Affiliates, and their respective Representatives (together, the “Disclosing Party”), in connection with this Agreement, including information concerning SHO Employees, pricing, service history, customer information and lists (except to the extent that these may be shared under privacy laws and regulations), employee information, sourcing and third party contractor information, costs, product specifications and methods of operations, business plans, strategies, financial information, information technology information, and other proprietary information, regardless of the manner or medium in which it is furnished to or otherwise obtained by the Receiving Party; provided, that the term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party in violation of this Agreement, (ii) is or was available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party by the Disclosing Party, provided that such information did not become available to the Receiving Party, from a Person who, to the Receiving Party’s knowledge and at the time of receipt by the Receiving Party of the relevant information, is bound by a confidentiality agreement with respect to such information with (or other confidentiality obligation to) the Disclosing Party or another Person or (iii) was or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is or was (at the time of receipt of the relevant information) not, to the Receiving Party’s knowledge, bound by a confidentiality agreement with respect to such information with (or other confidentiality obligation to) the Disclosing Party or another Person.

(b) The Receiving Party will not disclose, and will cause its Affiliates and Representatives not to disclose, any Confidential Information of the Disclosing Party to any Person; provided, however, that each Party will be responsible in any event for the acts or omissions of its Affiliates and Representatives to whom it discloses the Disclosing Party’s Confidential Information; and provided, further, that Confidential Information may be disclosed only:

(i) to the Receiving Party’s Affiliates and Representatives in the normal course of performance of Receiving Party’s obligations under this Agreement;

(ii) by the Receiving Party to the extent required by applicable Law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such Party is subject), with prior notice, if legally permitted, to the Disclosing Party;

(iii) by the Receiving Party, if such Person determines in good faith that such disclosure is required in order to comply with such Person’s obligations under the federal or state securities laws, rules or regulations, the rules of the NASD or the Nasdaq Stock Market or any other similar body), with prior notice, if legally permitted, to the Disclosing Party; or

(iv) with the prior written consent of the Disclosing Party.

(c) Nothing contained herein will prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the other Party.

(d) Each Party acknowledges that if it breaches this Agreement, the other Party may be irreparably and immediately harmed and may not be made whole by monetary damages. Accordingly, the Disclosing Party, in addition to any other remedy to which it may be entitled in law or equity, is entitled to pursue any injunction or injunctions to prevent breaches of this Agreement and to compel specific performance of this Agreement, without the need for proof of actual damages.

(e) If Service Provider’s agreement (or that of a Subsidiary or an Affiliate) with an unaffiliated third-party contractor performing services hereunder (“TP Agreement”) includes confidentiality terms that are less restrictive than this Agreement (i.e., the TP Agreement permits broader sharing or disclosure of confidential information than permitted in this Agreement), then, notwithstanding anything in this Agreement to the contrary, the less-restrictive confidentiality terms of the TP Agreement will (i) control over this Agreement and (ii) govern Service Provider’s rights and obligations in this Agreement regarding the sharing of SHO Confidential Information with the unaffiliated third-party contractor, but in each circumstance only to the extent necessary to permit the unaffiliated third-party contractor to perform the services.

8.2 IT Information Security. The SHO Group, to the extent it uses information technology systems not provided by Service Provider, and Service Provider will comply with the provisions of SHMC’s IT information security policy, as the same may be revised by SHMC and provided to the SHO Group from time to time, with respect to their activities under this Agreement, including but not limited to data relating to SHO Employees.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. Except as otherwise provided herein, each Party will bear its own expenses with respect to the transactions contemplated by this Agreement.

9.2 Waiver of Compliance. Any failure of a Party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived in writing by the other Party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Amendment. This Agreement may not be amended except by a written amendment signed by each Party.

9.4 Assignment. The SHO Group may not assign its rights or obligations under this Agreement without the prior written consent of Service Provider, to be withheld in Service Provider’s absolute discretion. A Stockholding Change will constitute an assignment of this Agreement by the SHO Group for which assignment Service Provider’s prior written consent will be required. Service Provider may freely assign its rights and obligations under this Agreement to any of its Affiliates without the prior consent of SHO; provided, that any such assignment will not relieve Service Provider of its obligations hereunder. This Agreement will be binding on, and will inure to the benefit of, the successors and assigns of the parties.

9.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand, (b) three (3) business days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (c) on the same business day when sent by facsimile if the transmission is completed before 5:00 p.m. recipient’s time, or one business day after the facsimile is sent, if the transmission is completed on or after 5:00 p.m. recipient’s time or (d) one (1) business day after it is sent by Express Mail, Federal Express or other courier service, as follows:

(a)     if to Service Provider:

Sears Holdings Management Corporation

3333 Beverly Road B5-119A

Hoffman Estates, IL 60179

Attention: Senior Vice President-Finance

Facsimile: (847) 286-1699

with a copy to:

Sears Holdings Management Corporation

3333 Beverly Road, B6-210B

Hoffman Estates, IL 60179

Attention: General Counsel

Facsimile: (847) 286-2471

(b)	if to the SHO Group, or any member thereof:

Sears Authorized Hometown Stores, LLC

Sears Outlet Stores, L.L.C.

Sears Hometown and Outlet Stores, Inc.

3333 Beverly Road B4-150A

Hoffman Estates, IL 60179

Attention: Senior Vice President and Chief Operating Officer

Facsimile: (847) 286-7838

with a copy to:

Sears Hometown and Outlet Stores, Inc.

3333 Beverly Road B6-260A

Hoffman Estates, IL 60179

Attention: General Counsel

Facsimile: (847) 286-0266

or such other address as the person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address will not be deemed to have been given until received by the addressee.

9.6 Survival. The provisions of Articles III, V, VI, VII, VIII, and IX will survive any termination or expiration of this Agreement.

9.7 Headings. The article and section headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement.

9.8 No Third Party Rights. Except for the indemnification rights under this Agreement of any Service Provider or SHO indemnitee in their respective capacities as such, this Agreement is intended to be solely for the benefit of the parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties.

9.9 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same instrument.

9.10 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will (to the extent permitted under applicable Law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with, and possibly under, applicable Law, and all other provisions of this Agreement will not be affected and will remain in full force and effect.

9.11 Entire Agreement. This Agreement (including the appendices hereto), as well as the Separation Agreement and the Services Agreement, constitute the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. In the event of any conflict between the Separation Agreement and the Services Agreement, the provisions of this Agreement shall control with respect to any matter relating to the SHO Employees.

9.12 Force Majeure. Neither Party will be responsible to the other for any delay in or failure of performance of its obligations under this Agreement, or under any order placed pursuant to this Agreement, to the extent such delay or failure is attributable to any act of God, act of terrorism, fire, accident, war, embargo or other governmental act, or riot; provided, however, that the Party affected thereby gives the other Party prompt written notice of the occurrence of any event which is likely to cause any delay or failure setting forth its best estimate of the length of any delay and any possibility that it will be unable to resume performance; provided, further, that said affected Party will use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance.

9.13 Fair Construction; Joint and Several Liability. This Agreement will be deemed to be the joint work product of the parties without regard to the identity of the draftsperson, and any rule of construction that a document will be interpreted or construed against the drafting Party will not be applicable. All representations, warranties, indemnification and other obligations of the SHO Group hereunder shall be the joint and several obligations of the SHO Group, and all representations, warranties, indemnification and other obligations of the Service Provider hereunder shall be the joint and several obligations of the Service Provider

9.14 No Agency. Nothing in this Agreement creates a relationship of agency, partnership, or employer/employee between Service Provider and the SHO Group and it is the intent and desire of the parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.

9.15 Services Operating Committee; Dispute Resolution; Mediation.

(a) Services Operating Committee. The Services Operating Committee established pursuant to the Services Agreement (the “Services Operating Committee”) will address all day-to-day operational, financial, and other issues that may arise with respect to this Agreement, including its interpretation, the parties’ intent reflected in this Agreement, and the policies and practices between Service Provider and its Affiliates and the businesses comprising SHO’s businesses in effect immediately prior to the Rights Closing Effective Time, and all Disputes (as defined below). The Services Operating Committee will discuss all of these issues and will attempt to resolve informally all Disputes in accordance with the applicable provisions of the Services Agreement.

(b) Dispute Resolution by the Services Operating Committee.

(i) If a Dispute arises, neither Party may take any formal legal action (such as seeking to terminate this Agreement, seeking mediation in accordance with Section 9.15(c), or instituting or seeking any judicial or other legal action, relief, or remedy with respect to or arising out of this Agreement) unless the Party has first (i) delivered a notice of dispute (the “Dispute Notice”) to all of the members of the Services Operating Committee and (ii) complied with the terms of this Section 9.15(b). At the first monthly meeting of the Services Operating Committee following the delivery of the

Dispute Notice (the “Dispute Meeting”) the Operating Committee will attempt to resolve all of the Disputes that are the subject the Dispute Notice. Each Party will cause its members on the Services Operating Committee to negotiate in good faith to resolve all Disputes in a timely manner. If by the 10th day following the Dispute Meeting the Services Operating Committee has not resolved all of the Disputes (the “Resolution Failure Date”) the parties will proceed to mediate the unresolved Disputes (“Unresolved Disputes”) in accordance with Section 9.15(c).

(ii) Subject to the next sentence, “Dispute” means each claim, controversy, dispute, and disagreement between, on the one hand, SHO or any of its Affiliates, or any of their respective shareholders, officers, directors, agents, employees, legal representatives (including attorneys in their representative capacity), successors and assigns and, on the other hand, Service Provider or any of its Affiliates, employees, legal representatives (including attorneys in their representative capacity), successors and assigns, in each case arising out of or relating to a Party’s performance, or failure to perform, one or more of its obligations in this Agreement.

(c) Mediation of Unresolved Disputes. Service Provider and SHO will in good faith attempt to resolve all Unresolved Disputes by non-binding mediation. Service Provider and SHO will negotiate in good faith to determine the mediator, the mediator’s compensation and related costs, and the applicable rules for the mediation. If by the 15th day following the Resolution Failure Date Service Provider and SHO have been unable to settle an Unresolved Dispute the obligations of Service Provider and SHO in this Section 9.15(c) will terminate with respect to the Unresolved Dispute.

9.16 Condition Precedent to the Effectiveness of this Agreement. This Agreement will not become effective until it has been approved by the Audit Committee of the Board of Directors of SHLD.

9.17 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to the conflicts of law principles thereof. This Agreement will not be subject to any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

(b) Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Illinois state court or Federal court of the United States of America, in either case sitting in Cook County, Illinois, and any appellate court to any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Illinois state court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such Illinois state or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Illinois state or Federal court. A final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.17(c).

* * * * *

IN WITNESS WHEREOF, Service Provider and SHO have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

Sears Holdings Management Corporation

By:	/s/ William Phelan
Name:	William Phelan
Title:	Senior Vice President-Finance

Sears Authorized Hometown Stores, LLC

By:	/s/ John E. Ethridge II
Name:	John E. Ethridge II
Title:

Sears Outlet Stores, L.L.C.

By:	/s/ John E. Ethridge II
Name:	John E. Ethridge II
Title:

Sears Hometown and Outlet Stores, Inc.

By:	/s/ John E. Ethridge II
Name:	John E. Ethridge II
Title:	Vice President, Supply Chain and Technology

LIST OF APPENDICES

Appendix A	Administrative Service Fee
Appendix B	Continuing Plans and Other Benefits-Related Services

Appendix A

Administrative Service Fee and Cost Reimbursement

1. For each of the first 24 months during the Term (the “Base ASP”) the monthly Administrative Service Fee will be $30.58 per SHO employee during the month (the “Base Rate”). The Base Rate has been determined by the following formula ($1,896,822 divided by 12) divided by 5,169 (the “Base Employee Number”). The amount of $1,896,822 is Service Provider’s total annual costs to provide the Administrative Services during the Base ASP and includes a 30% profit margin. The number of SHO employees for each month during the Base ASP will be determined by the following formula: number of SHO employees at the beginning of the month plus the number of SHO employees at the end of the month, divided by 2.

2. For each of the next two 12-month periods and the final period beginning on the first day following the end of second 12-month period and ending on the last day of the 66th month following the Rights Closing Effective Time (each a “Remaining ASP”), SHO and Service Provider will negotiate in good faith to determine the monthly per employee Administrative Service Fee for the Remaining ASP, which negotiations will reflect the following understandings with respect to the amount of the Administrative Service Fee (clauses a and b being subject to clause d):

a.	The monthly per employee Administrative Service Fee will reflect all of Service Provider’s costs and expenses to provide the Administrative Services (together, the “Total Costs”);

b.	The monthly per employee Administrative Service Fee will reflect, as Service Provider’s profit margin, an amount equal to 30% of Service Provider’s Total Costs;

c.	The number of SHO employees for each month during each Remaining ASP will be determined by the following formula: number of SHO employees at the beginning of the month plus the number of SHO employees at the end of the month, divided by 2; and

d.	The monthly per employee Administrative Service Fee for the first Remaining ASP will not be greater than 120% of the Base Rate, and the monthly per employee Administrative Service Fee for each of the second Remaining ASP and the third Remaining ASP will not be greater than 120% of the per employee Administrative Service Fee for the immediately preceding Remaining ASP.

3. SHO also will be billed for and pay Service Provider for all gross payroll, compensation related and other direct costs incurred or paid by Service Provider in connection with the services provided hereunder, which shall include, and not be limited to all wages (standard and overtime), bonuses, commissions, severance and termination payments, taxes, insurance costs, benefits, contributions and other direct costs for the SHO Employees. All costs, fees, and reimbursements will be payable by SHO to Service Provider in a manner agreed to by the parties prior to the Rights Closing Effective Time provided that all payroll-related payments shall be funded by SHO in advance of the applicable payroll payment date (including but not limited to the first payroll date).

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4. SHO will reimburse Service Provider for (a) all costs that are reimbursable by SHO in accordance with the Agreement and (b) for all services that Service Provider performs at SHO’s request and that are not Administrative Services covered by the Administrative Service Fee. In addition, if Service Provider uses a vendor that is not an Affiliate of Service Provider to provide the Administrative Services and during any Remaining ASP the vendor increases its prices to provide the Administrative Services, SHO will reimburse Service Provider for the amount of the increase.

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Appendix B

Continuing Plans and Other Benefits-Related Services

Business	Services Provided

CONTINUING PLANS

1. Active Group Health Coverage under the Sears Holdings Medical Plan, Dental Plan and Flexible Benefits Plan [1]

a.      Benefits Transition Period – Effective as of the Rights Closing Effective Time through no later than December 31, 2013.

b.      Post-Rights Closing Effective Time (and so referred to as “Post-Separation”), Service Provider to act as third party administrator on behalf of SHO, which will continue to offer the Sears Holdings Medical Plan, Dental Plan and Flexible Benefits Plan to eligible SHO Employees without interruption post spin

2. COBRA Continuation Coverage [2]

c.      Post-Separation, Service Provider to provide COBRA continuation coverage for medical, dental and health care flexible spending account (FSA), as third party administrator of these plans on behalf of SHO, to SHO employees (and their qualified beneficiaries) participating in these plans who incur a qualifying event under COBRA post-Separation, provided, however, as of January 1, 2014 (or earlier if SHO establishes a SHO Benefit Plan to replace a particular Continuing Plan before January 1, 2014), SHO shall assume COBRA continuation coverage for SHO employees (and their qualified beneficiaries) who incur a qualifying event post-Separation.

3. Other Benefits [3]

d.      Refer to Exhibit B-1 for a summary of the other benefits sponsored or made available by Service Provider (or a Service Provider affiliate), indicating what was offered to SHO Employees pre-Separation and what will be offered post-Separation, during the Benefits Transition Period.

e.      Any benefit program of Service Provider (or an Affiliate) not listed in this Appendix B or Exhibit B-1 as offered post-Separation is not intended to be available to SHO Employees post-Separation.

[1]

Each SHO Employee will continue to be responsible for the employee portion of his/her active group health coverage, which will continue to be deducted, pre-or post-tax, as applicable, from pay. Coverage will be subject to the terms and conditions and the continued availability of each such plan.

[2]

Each SHO Employee (or qualified beneficiary) who incurs a qualifying event under COBRA will be responsible for the cost of COBRA continuation coverage at a rate equal to 102% of the full cost of continued medical and dental coverage. Additional costs related to such COBRA coverage will be paid by SHO. Coverage will be subject to the terms and conditions and the continued availability of each such plan.

[3]

.Each SHO Employee will continue to be responsible for the employee portion of his/her coverage under any of the other benefits, which will continue to be deducted, pre-or post-tax, as applicable, from such SHO Employee’s SHO pay.

B - 1

Business	Services Provided

4. Benefits Administration – Continuing Plans

•    With respect to benefit programs sponsored by Service Provider (or an Affiliate), which will be Continuing Plans for eligible SHO Employees during the Benefits Transition Period, Service Provider will continue to select and manage consultants, brokers, vendors and the like, as necessary to handle:

•    Plan design and eligibility;

•    Day to day operations of the benefit programs;

•    Benchmarking;

•    Plan contract performance guarantees; and

•    Government required filings (e.g. Form 5500 and SAR filings)

B - 2

Exhibit B-1: Other Continuing Plans

During the Benefits Transition Period, continued participation by associates of SHO under the following other Continuing Plans will continue to be offered to otherwise eligible SHO Employees, according to the following table, as if SHO sponsored or made these benefits available with Service Provider (or an Affiliate) acting as the third party administrator, subject to the terms and conditions and the continued availability of each such program:

Other Benefit Programs	Participation Pre- Separation	Participation Post- Separation	Benefits Transition Period
Short-Term Disability Program	✓	✓	See note 1 below
Company Paid Life Insurance	✓	✓	See note 1a below
Long-Term Disability Program	✓	✓	See note 1 below
Optional Life Insurance	✓	✓	See note 1a below
Business Travel Accident Insurance	✓	✓	See note 1 below
WorkLife Solutions	✓	✓	See note 1 below
Commuter Benefit Program	✓	✓	See note 1 below
Adoption Assistance Program	✓	✓	See note 1 below
Starbridge Program	✓	✓	See note 1 below
Voluntary Benefits Program	✓	✓	See note 1 below
Employee Assistance Program (EAP)	✓	✓	See note 1 below
Associate Stock Purchase Plan	✓	NO	N/A
401(k) Savings Plan	✓	NO	N/A2
Pension Plan (Frozen)	✓	NO	N/A
Transition Pay Plans	✓	NO	N/A2

1.	With respect to the noted plans, the Benefits Transition Period shall end as of December 31, 2013, subject to earlier termination in accordance with the definition of Benefits Transition Period in the Agreement.

1a.	With respect to the noted plans, the Benefits Transition Period shall end as of December 31, 2012, unless the insurer for these plans notifies SHMC by the Rights Closing Effective Time that SHO Employees can continue coverage under these plans through December 31, 2013, in which case the Benefits Transition Period for these plans shall be December 31, 2013, all subject to earlier termination in accordance with the definition of Benefits Transition Period in the Agreement.

2.	If the SHO Group establishes a severance plan or policy or 401(k) plan, the Service Provider will, to the extent it is providing payroll services as part of the Administrative Services, handle payment of the severance-related payments and payroll deferrals with respect to such 401(k) plan.

B - 3